Exhibit 10.1
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 7th day of December, 2010 by and among USD ENERGY CORP., a Nevada corporation (“USD”) and the undersigned persons listed on Exhibit A attached hereto and made a part hereof (collectively referred to herein as the “USD Principals”). USD and each USD Principals shall be individually referred to herein as a “Party” and collectively as the “Parties”.

PREAMBLE

WHEREAS, USD, Santa Teresa Minerals, S.A. (“STM”) and the shareholders of STM (the “STM Shareholders”) have entered into that certain Exchange Agreement dated December 7, 2010 (the “Exchange Agreement”), whereby USD has agreed to acquire all of the issued and outstanding shares of STM capital stock, making STM a wholly owned subsidiary of USD (the “STM Acquisition”); and

WHEREAS, as part of the transaction contemplated by the Exchange Agreement, the USD Principals have agreed to purchase from USD shares of common stock of USD (the “USD Common Stock”) on the terms and subject to the conditions of this Agreement, in order to provide additional capital to USD.

NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE OF SHARES

1.1 Subject to the hereinafter described conditions, USD shall sell, issue and deliver to the USD Principals, and the USD Principals shall purchase from USD, an aggregate of 21,500,000 shares of USD Common Stock, $.001 par value (the “USD Shares”), as allocated on attached Exhibit A, in consideration for the aggregate amount of (the “Purchase Price”):

(a) $1,000,000, payable as set forth in Article 2 (the “Cash Purchase Price”); plus

(b) $100,000, representing the Parties estimate of all out of pocket legal, accounting and other third party costs and expenses incurred by USD in connection with the negotiation, execution and delivery of this Agreement and the Exchange Agreement, the performance of this Agreement and the Exchange Agreement and the closing of the transactions contemplated by this Agreement and the Exchange Agreement, either payable directly to the applicable service provider or as reimbursement to USD upon USD’s production of an evidence reasonably requested by the USD Principals that such costs and expenses were incurred in connection with this Agreement or the Exchange Agreement (the “Cost Purchase Price”).

The USD Principals agree that the allocation of the USD Shares represents the relative allocation of Purchase Price amongst the USD Principals.

ARTICLE 2
CLOSING

2.1 Closing. The purchase and sale of the USD Shares by the USD Principals shall take place in one or more closings at the offices of Vogt, Resnick & Sherak, LLP, 4400 MacArthur Blvd., Suite 900, Newport Beach, California, USA, or such other place as the Parties may mutually agree.   The purchase and sale of 50% of the USD Shares shall take place on the date hereof (the “First Closing”).  The purchase and sale of the USD Shares that are not sold in the First Closing shall take place on such date or dates as agreed to by the Parties (the “Follow-Up Closing(s)”); provided however that all of the USD Shares shall be purchased and sold no later than June 30, 2011.   Each purchase and sale of the USD Shares pursuant to this Agreement shall be referred to herein as a “Closing.” At each Closing, the USD Principals shall deliver to USD funds in an amount equal to a percentage of the Purchase Price and USD shall deliver to the USD Principals, in the allocation shown on Exhibit A attached hereto, share certificates representing the percentage of USD Shares equal to the percentage of the Purchase Price paid at such Closing, together with such other items as shall be required to convey such stock to the USD Principals in compliance with all applicable laws.

2.2 Conditions to Closing.  The obligation of USD to sell the USD Shares pursuant to this Agreement are, at its option, subject to the accuracy of all representations and warranties of each of the USD Principals as of the date of each Closing as if made on and as of the date of such Closing, and the compliance in all material respects by each of the USD Principals with all agreements required by this Agreement to be performed or complied with by the USD Principals prior to or at the Closing.  The obligation of USD Principals to purchase the USD Shares pursuant to this Agreement are, at its option, the compliance in all material respects by USD with all agreements required by this Agreement to be performed or complied with by USD prior to or at each Closing.

2.3 Cooperation.  From the date hereof until the Closing of the purchase and sale of all of the remaining unsold USD Shares (the “Final Closing”), each Party to this Agreement agrees to provide reasonable cooperation to the other Party in the performance of all obligations under this Agreement.  Each Party shall use its reasonable efforts to satisfy or cause to be satisfied, the conditions to the other Party’s Closing obligations under this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1 Representations by USD Principals. Each of the USD Principals hereby represents, warrants, covenants and acknowledges for himself, herself or itself individually that:

(a) Each USD Principal has the authority to enter into this Agreement and when he, she or it has executed and delivered this Agreement, it shall constitute a legal, valid and binding obligation, enforceable against him, her or it in accordance with its terms.

(b) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by any USD Principal of any material agreement or instrument to which he, she or it is a party, or by which he, she or it or any of his, her or its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over he, she or it or his, her or its properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which he, she or it is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by he, she or it of his, her or its obligations hereunder.

(c) There is no litigation or proceeding pending or, to the best knowledge of any USD Principal, threatened, against he, she or it which would have any material effect on the validity or performance of this Agreement.

(d) Each USD Principal understands and acknowledges that (i) the USD Shares being offered and sold to he, she or it hereunder are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and Regulation D; (ii) each USD Principal is an "accredited investor" within the meaning of Regulation D under the Securities Act and (iii) the availability of such exemption depends in part on, and that USD will rely upon the accuracy and truthfulness of, the foregoing representations and each USD Principal hereby consents to such reliance.

(e) Each USD Principal is acquiring the USD Shares for his, her or its own account for investment purposes only and not with a view to or for distributing or reselling such USD Shares, or any part thereof or interest therein, without prejudice, however, to such USD Principal's right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such USD Shares in compliance with applicable United States securities laws.

(f) Each USD Principal, either alone or together with his, her or its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the USD Shares, and has so evaluated the merits and risks of such investment; each USD Principal understands that an investment in the USD Shares involves a "high degree" of risk.

(g) Each USD Principal is able to bear the economic risk of an investment in the USD Shares and, at the present time, is able to afford a complete loss of such investment.

(h) Each USD Principal acknowledges that he, she or it has been afforded (i) the opportunity to ask such questions as he, she or it has deemed necessary of, and to receive answers from, representatives of USD concerning the terms and conditions of the USD Shares and the merits and risks of investing in the USD Shares; (ii) access to information about USD and USD’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate his, her or its investment in the USD Shares; and (iii) the opportunity to obtain such additional information which USD possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that he, she or it has received about USD.

(j) All of the certificates for the USD Shares will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such USD Shares are either registered under the provisions of the Securities Act and under applicable state securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to USD, is provided certifying that such registration is not required as a result of applicable exemptions therefrom.

(k) The STM Shareholders acknowledge and agree that USD may place stop transfer orders with its transfer agent with respect to the USD Shares.

3.2 Representations by USD. USD hereby represents, warrants, covenants and acknowledges that as of the date hereof:

(a) USD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the legal capacity and all necessary corporate authority to carry on its business, to own its properties and assets, and to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by USD and constitutes a legal, valid and binding obligation of USD, enforceable against USD in accordance with its terms.

(c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by USD of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of USD, or any material agreement or instrument to which USD is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over USD or USD’s properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which USD is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by USD of its obligations hereunder.

(d) There is no litigation or proceeding pending or, to the best knowledge of USD, threatened, against USD which would have any material effect on the validity or performance of this Agreement.

(e) The USD Shares will, when issued, be duly authorized, validly issued, fully paid, and non-assessable. The shares of USD capital stock issuable upon conversion of the Convertible Note will, when issued in accordance with the terms thereof, be duly authorized, validly issued, fully paid, and non-assessable.

(f) USD does not have any subsidiaries.

(g)     USD has good and marketable title to all of its assets free and clear of all liens, claims, charges, and any other encumbrances.

(h) USD has no liabilities other than those liabilities listed in its quarterly report on Form 10-Q for the period ended September 30, 2010.

ARTICLE 4
INDEMNIFICATION

4.1 Survival After Closing. The representations and warranties of the Parties contained in this Agreement shall survive the Final Closing and continue in full force and effect for a period of eighteen (18) months (“Survival Period”) following the date of the Final Closing (the “Final Closing Date”) All covenants and agreements contained in this Agreement shall survive each Closing in accordance with their terms. No Party may make or assert any claim under any representation or warranty of the other Party contained herein after the expiration of the Survival Period applicable to such representation or warranty. Any claim made or asserted within the applicable Survival Period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

4.2 By USD. By execution of this Agreement, USD hereby agrees to indemnify the USD Principals, their officers, directors and shareholders, and each of their respective successors and assigns, and hold them harmless against and in respect of:

(a) any and all losses, liabilities, costs, expenses or damages (including without limitation judgments and settlement payments) incurred by any of them directly or indirectly incident to, arising in connection with or resulting from or relating to any misrepresentation, breach, nonperformance or inaccuracy of any representation or warranty by USD made or contained in Article 3.2 of this Agreement;

(b) any and all reasonable costs, expenses and all other actual damages reasonably incurred by the USD Principals in claiming, contesting or remedying any breach, misrepresentation, non-performance, inaccuracy or other matter described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not as a limitation, all legal, accounting and other professional fees and expenses, filing fees, collection costs and all fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

4.3 By the USD Principals. By execution of this Agreement, the USD Principals agree to jointly and severally indemnify USD, its officers, directors and shareholders, and each of their respective successors and assigns, and hold them harmless from and against and in respect of:

(a) any and all losses, liabilities, costs, expenses or damages (including without limitation judgments and settlement payments) incurred by them directly or indirectly incident to, arising in connection with or resulting from or relating to any misrepresentation,breach, nonperformance or inaccuracy of any representation or warranty by the USD Principals made or contained in Article 3.1 of this Agreement;

(b) any and all reasonable costs, expenses and all other actual damages reasonably incurred by them in claiming, contesting or remedying any breach, misrepresentation, non-performance, inaccuracy or other matter described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not limitation, all legal, accounting and other professional fees and expenses, filing fees, collection costs and all fees, costs and expenses incurred in defending claims which, if successfully prosecuted would have resulted in Damages (as defined herein);

4.4 Damages.  Any and all of the items set forth in Sections 4.2 and 4.3 above for which a Party is entitled to be indemnified hereunder, net of appropriate adjustments for tax benefits and insurance coverage, are called “Damages.”

4.5 Initial Claim Notice. When a Party becomes aware of a situation which may result in damages for which it would be entitled to be indemnified hereunder, such Party (the “Indemnitee”) shall submit a written notice (the “Initial Claim Notice”) to the other Party or Parties (the “Indemnitor”) to such effect within thirty (30) days after it first becomes aware of such matter (the “Initial Claims Notice Period”) and shall furnish the Indemnitor with such information, as it has available, demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a “Third Party Claim”), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim. Every Initial Claim Notice shall, if feasible, contain a reasonable estimate by the Indemnitee of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys’ fees) which the Indemnitee may incur. The estimate, if any, included in the Initial Claim Notice shall NOT, in any way, limit Indemnitor’s Obligation to indemnify Indemnitee for the full amount of indemnification that is due Indemnitee. In addition, each Initial Claim Notice shall name, when known, the person(s) making the assertions which are the basis for such claim. Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that actual monetary prejudice to the Indemnitor can be demonstrated, including, without limitation, prejudice due to failure to provide notice to applicable insurers.

4.6 Rights of Indemnitor.  If, prior to the expiration of thirty (30) days from the mailing of an Initial Claim Notice with respect to a Third Party Claim (the “Claim Answer Period”), the Indemnitor delivers to Indemnitee a request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and shall employ qualified attorneys of its choice (which attorney’s shall be approved by Indemnitee, which approval shall not be unreasonably withheld) and at its expense; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute. If the Indemnitor elects to settle, compromise or litigate such claim, all reasonable expenses, including but not limited to all amounts paid in settlement or to satisfy judgments or awards and reasonable attorney’s fees and costs, incurred by the Indemnitor in settling, compromising or litigating such claim shall be secured to the reasonable satisfaction of Indemnitee. Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control. Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing its liability therefore, and its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

4.7 Final Claims Statement. At such time as Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof in compliance with this Article 4 or by entry of a final judgment, Indemnitee shall forward a statement to the Indemnitor setting forth the amount of such Damages in reasonable detail and on an itemized basis (a “Final Claims Statement”). Indemnitee shall supplement the Final Claims Statement with such supporting proof of loss (e.g., vouchers, canceled checks, accounting summaries, judgments, settlement agreement, etc.) as the Indemnitor may reasonably request in writing within thirty (30) days after receipt of a Final Claims Statement. All amounts reflected on Final Claims Statements shall be paid promptly by Indemnitor to Indemnitee.

4.8 Limitations on Indemnification Obligations.

(a) Notwithstanding the other provisions of this Article 4, an Indemnitor shall not be liable to indemnify an Indemnitee following the Final Closing Date for Damages above unless Indemnitee delivers an Initial Claim Notice to Indemnitors, of its claim for indemnification hereunder prior to the end of the applicable Survival Period set forth in Section 4.1 above.

(b) An Indemnitor shall not be liable for any claim for Damages unless and until the aggregate of all Damages incurred as a result of all claims made against Indemnitor exceeds the sum of Two Hundred Thousand Dollars ($200,000) (the “Deductible Amount”), in which event the Indemnitor shall indemnify the Indemnitee for all Damages, up to One Million Dollars ($1,000,000), which includes the Deductible Amount.

4.9 Exclusive Remedy. The remedies provided for in this Article 4 are exclusive and shall he in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement; provided, however, that the foregoing clause of this sentence shall not he deemed a waiver by any party of any right to specific performance or injunctive relief, or any right to remedy arising by reason of any claim of fraud with respect to this Agreement.

ARTICLE 5
NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when sent if sent by fax or e-mail, or the date received if sent by overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To USD Principals:	c/o USD Energy Corp. 9880 N. Magnolia Ave., #176 Santee, CA, USA 92071 Attn: Trisha Malone, CEO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com
To USD:	USD Energy Corp. 9880 N. Magnolia Ave., #176 Santee, CA, USA 92071 Attn: Trisha Malone, CEO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com
With a copy to:	Vogt, Resnick & Sherak, LLP P.O. Box 7849 Newport Beach, CA , USA 92658-7849 Attn: Barnet Resnick, Esq. Telephone: (949) 851-9001 Facsimile: (949) 833-3445 Email: bresnick@vrslaw.net

ARTICLE 6
MISCELLANEOUS

6.1 Additional Undertakings. Each of the Parties agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

6.2 Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, unless otherwise agreed.

6.3 Governing Law; Venue; Choice of Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to conflicts of laws of principles, and each Party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in California, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in Orange County, State of California, USA. To the extent of any inconsistency between this English language version and the Spanish language translation of this Agreement, the Agreement shall be construed in accordance with English.

6.4 Headings.  The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

6.5 Counterparts.  This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

6.6 Enforcement of Agreement. This Agreement is intended for the benefit of the Parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

6.7 Modification and Amendments. This Agreement may be amended, modified and supplemented in writing only by the mutual consent of the Parties hereto.

6.8 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other Parties shall be void and of no effect, except that upon written notice to USD, any of the USD Principals may assign this Agreement to an entity that is under the sole control of such USD Principal.

6.9 Attorneys Fees and Costs. In the event any Party breaches the terms of this Agreement, the non-breaching Parties shall be entitled to the recovery of their reasonable attorney’s fees and other professional costs and fees incurred in enforcing their rights hereunder.

6.10 Entire Agreement. This writing constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter contained herein. No Party is relying on any representation or statement not contained in this writing. This Agreement supersedes and cancels any prior agreements relating to the subject matter contained herein.

6.11 Termination.   Unless waived by the Parties hereto in writing, this Agreement may be terminated and/or abandoned at any time but not later than the Final Closing: (a) by mutual written consent of USD and the USD Principals entitled to a majority of the USD Shares as set forth on Exhibit A (the “USD Majority”); or (b) by USD if the Final Closing has not occurred by June 30, 2011.  In the event of termination and abandonment by either USD or the USD Principals pursuant to Section 6.11 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in this Article 6.11, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.   Nothing contained in this Section 6.11 shall relieve any party from liability for any breach of this Agreement prior to such termination.

6.12 Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

USD ENERGY CORP.

By: Trisha Malone
Name: Trisha Malone
Title: Chief Executive Officer

THE USD PRINCIPALS:

/s/ Thomas Ronk
Thomas Ronk

/s/ Zirk Engelbrecht
Zirk Engelbrecht
As Trustee for the Izak Zirk Engelbrecht
Living Trust

/s/ Angelique de Maison
Angelique de Maison

Kensington & Royce, Ltd.

By:	/s/ Angelique de Maison
Name: Angelique de Maison
Title: President

EXHIBIT A

LIST OF USD PRINCIPALS AND ALLOCATION OF REPURCHASE SHARES

NAME	NUMBER OF SHARES
Thomas Ronk	7,500,000
Izak Zirk Engelbrecht Living Trust	7,500,000
Angelique de Maison	4,000,000
Kensington & Royce, Ltd.	2,500,000
21,500,000